                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )


FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /


- --------------------------------------------------------------------------------

Check the appropriate box:

/X/ Preliminary Proxy Statement

/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                Grossman's Inc.
                (Name of Registrant as Specified In Its Charter)
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:


/X/ Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                              [Grossman's Logo]


                               GROSSMAN'S INC.

                                 45 DAN ROAD
                       CANTON, MASSACHUSETTS 02021-2817

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                              SEPTEMBER 12, 1996



     PLEASE TAKE NOTICE that the Annual Meeting of Stockholders of Grossman's Inc. (the "Company") will be held on Thursday, September 12, 1996, at 10:30 a.m., local time, at the Sheraton Tara Hotel, 37 Forbes Road, Braintree, Massachusetts, for the following purposes:



          1.  To elect six (6) directors of the Company.


          2. To vote upon the approval of Ernst & Young LLP as independent auditors for the Company for 1996.


          3. To vote upon the ratification of the issuance of shares of the Company's Common Stock upon conversion of certain convertible notes.



          4. To transact such other business as may properly come before the meeting or any adjournment thereof. Management does not know of any other business to be presented to the Annual Meeting.



     Holders of record of the Company's Common Stock at the close of business on July 17, 1996 are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders at the meeting and during normal business hours from August 30, 1996 to the date of the meeting at the offices of Donald Carvin, 44 Adams Street, Braintree, Massachusetts 02185.


                                            By Order of the Board of Directors

                                            RICHARD E. KENT
                                            Secretary


July   , 1996


     Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, WHICH IS SOLICITED BY MANAGEMENT, in the enclosed envelope, which does not require postage if mailed in the United States.

                                GROSSMAN'S INC.
                                  45 DAN ROAD
                        CANTON, MASSACHUSETTS 02021-2817

                                PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation of proxies by the management of Grossman's Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Sheraton Tara Hotel, 37 Forbes Road, Braintree, Massachusetts, on Thursday, September 12, 1996, at 10:30 a.m., local time, and any adjournment thereof. The Company's Annual Report, including financial statements for the year ended December 31, 1995, was sent to the Company's stockholders on April 17, 1996. This Proxy Statement and the related proxy card and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 are being
sent to the Company's stockholders on or about July   , 1996.


     Please complete, sign, date and return the enclosed proxy. The proxy solicited hereby may be revoked at any time by executing and delivering a proxy of a later date, by delivering written notice of revocation to the Secretary of the Company or by attending the meeting and giving notice of the intention to vote in person.


     Subject to certain restrictions on voting described under the heading "Restrictions on Accumulation of Common Stock," properly executed, delivered and unrevoked proxies in the form enclosed will be voted at the Annual Meeting or any adjournment thereof in accordance with the directions thereon. In the absence of such directions, the proxy will be voted for the election as directors of the six nominees nominated by the Board of Directors, for the approval Ernst & Young LLP as the Company's auditors for 1996, for the ratification of the issuance of Common Stock of the Company and otherwise in accordance with the recommendations of management.


     Management does not know of any matters other than those set forth herein which may come before the Annual Meeting. If any other matters are properly presented to the meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matters.

VOTING SECURITIES


     The only class of voting securities of the Company is its Common Stock, par value $.01 per share ("Common Stock"). The holders of record of the outstanding shares of Common Stock at the close of business on July 17, 1996 are entitled to notice of, and to vote at, the Annual Meeting. Holders of Common Stock are entitled to one vote for each share held on matters properly presented to the Annual Meeting, except as described below under "Restrictions on Accumulation of Common Stock."



     As of July 17, 1996, there were [          ] shares of Common Stock issued
and outstanding, exclusive of [          ] shares held as treasury shares.



     The holders of a majority of the issued and outstanding shares of Common Stock, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Directors shall be elected by a plurality of the votes cast at the meeting. The favorable vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote thereon is required for the approval of proposals 2 and 3. Under Delaware law and the Company's By-Laws, an abstention from voting has no effect on the election of directors and has the effect of a vote against proposals 2 and 3. When a proxy is returned and properly signed, the shares represented will be voted in accordance with your directions. Where choices or abstention are not indicated, proxies will be voted FOR proposals 2 and 3.



     On July 17, 1996, Sydney L. Katz, as trustee under the Company's Savings
Plan for its participating employees, held [          ] shares of Common Stock,
representing less than 1% of the outstanding Common Stock of the Company. Shares held by the trustee for the account of employees will be voted in accordance with written instructions from such employees, and, where no instructions are received, will not be voted.


                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS' NOMINATIONS FOR DIRECTORS


     The Board of Directors has nominated the six individuals named below for election as directors at the Annual Meeting, each to serve until the next Annual Meeting and until a successor is elected and qualified. Each of the nominees is currently a director of the Company. Unless otherwise directed, the proxies named in the accompanying form of proxy intend to vote for such nominees. If any of the nominees should not be available for election, the persons named as proxies may vote in their discretion for another nominee designated by the Board of Directors in such person's place. Management has no reason to believe that any nominee named below will be unavailable for election.



     Harold Tanner retired from the Board of Directors in December 1995. The vacancy on the Board created by Mr. Tanner's retirement was not filled. Wallace McDowell retired from the Board of Directors in June 1996 and Stephen Oresman retired from the Board of Directors in July 1996. Accordingly, the size of the Board has been fixed at six. The Board of Directors accepted the resignations of Messrs. Tanner, Oresman and McDowell with an expression of appreciation for their dedicated counsel and years of service to the Company.


YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW FOR ELECTION AS DIRECTORS.

Except as indicated below, each of the nominees has had the same principal occupation for the past five years.


     RUSSELL COX has been President of Resort Management Inc., a property management and real estate consulting firm located in New Castle, New Hampshire, since 1977 and has been a general partner of Real Estate Venture Fund since 1985. He is a graduate of MIT and Harvard Business School. Mr. Cox has been a director since 1987 and is age 69.



     JOHN R. GREY retired as President of Chevron Corporation in 1985. He is a director of Academy Studio of Novato, California; he retired as a director of BankAmericorp and Bank of America NT & SA in 1993. Mr. Grey is a graduate of Stanford University with a B.S. degree in Chemical Engineering. Mr. Grey has been a director since 1987 and is age 74.


     MAURICE GROSSMAN retired as an employee of the Company in 1994 and served as Chairman of the Board and Chief Executive Officer of the Company from 1986 to 1990. Mr. Grossman is a graduate of Pennsylvania State University and of Boston University with an MBA degree. Mr. Grossman has been a director since 1987 and is age 74.


     LEO KAHN has been a partner of United Properties, a real estate partnership, since 1985. Mr. Kahn was Chief Executive Officer of Purity Supreme Supermarkets, Inc. from 1949 to 1984. He serves as a director of Staples, Inc., Big V Supermarkets, Inc. and Cambridge Sound Works, Inc. Mr. Kahn is a graduate of Harvard

College with an AB degree and of Columbia University with an MS degree. Mr. Kahn has been a director since 1987 and is age 79.


     SYDNEY L. KATZ has been President and Chief Executive Officer of the Company since December 1, 1994; prior to his election as President he had been Executive Vice President, Chief Financial Officer and Treasurer of the Company for more than five years. He has been a director since February 1, 1994. Mr. Katz is a graduate of the University of Connecticut with a B.S. degree, is a certified public accountant and is age 54.


     ROBERT K. SWANSON has been non-executive Chairman of the Board of the Company since November 23, 1994 and also serves as Chairman of the Board of RKS, Inc., an investment and marketing consulting firm in Phoenix, Arizona, and U.S. Games, Inc., a manufacturing company in Atlanta Georgia. He also serves as a director of American Southwest Concepts, Inc., Arizona Desert Saguaro, Inc. and The Thursley Group. He was Chairman and Chief Executive Officer of Del Webb Corporation, a diversified company located in Phoenix, Arizona, engaged in the management and development of real estate and leisure operations, from 1981 to 1987, when he retired from that position. He graduated from the University of South Dakota and studied at the University of Melbourne as a Fulbright Scholar. Mr. Swanson has been a director since 1987 and is age 64.


BOARD MEETINGS; COMMITTEES

     The Board of Directors met six times in 1995. In 1995 each of the current directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which he served, except that Mr. Cox attended eight of eleven such meetings.

     The Company's Board of Directors has four standing committees. The committee memberships are indicated below.

COMMITTEES OF THE BOARD OF DIRECTORS

  Executive Committee


     The Executive Committee may exercise all the powers and authority of the Board of Directors in the management of the property, affairs and business of the Company during the intervals between the meetings of the Board of Directors, to the extent permitted by the By-Laws of the Company and applicable law. The Executive Committee currently consists of Messrs. Cox, Grey, Katz and Swanson. The Executive Committee met two times in 1995.


  Audit and Finance Committee


     The Audit and Finance Committee recommends to the Board of Directors the engagement of independent auditors for the year, subject to approval by the stockholders of the Company, reviews with the auditors the plan and scope of the audit engagement, reviews the annual financial statements of the Company and the management letter, monitors the Company's system of internal control and its accounting and reporting practices, reviews compliance with the conflict of interest policy and other policies of the Company, reviews the capital structure of the Company and advises the Board of Directors with respect to capital expenditure programs, dividend policies, equity and debt securities, financial planning and capital and operating budgets for the Company. The Audit and Finance Committee currently consists of Messrs. Cox, Swanson and Grossman. The Audit and Finance Committee met three times in 1995.


  Compensation Committee

     The Compensation Committee reviews and recommends to the Board of Directors compensation for senior management of the Company and the adoption, amendment and implementation of incentive compensation plans, stock option plans, retirement programs and other employee benefit plans and programs for the Company. The Compensation Committee currently consists of Messrs. Cox, Grey and Kahn. The Compensation Committee met two times in 1995.


  Nominating Committee


     The Nominating Committee reviews the composition and organization of the Board of Directors of the Company and recommends to the Board of Directors individuals to fill Board vacancies. The Nominating Committee currently consists of Messrs. Grossman and Swanson. The Nominating Committee met two times in 1995. Recommendations from stockholders will be considered by the Nominating Committee and should be sent to the Secretary of the Company.


COMPENSATION OF DIRECTORS

     Pursuant to the 1995 Directors Stock and Option Plan, each director who is not an employee of the Company receives, as an annual fee, Common Stock of the Company having an equivalent market value on the date of issuance of $15,000. In addition, each new Director receives a nonqualified stock option to purchase 25,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of such stock on the date the option is granted. Each option is immediately exercisable as to 5,000 shares and will become exercisable to the extent of an additional 5,000 shares on each of the four succeeding anniversaries of the date the option is granted. The options expire ten years from the date of the grant.

     In addition, each director who is not an employee of the Company receives an attendance fee of $500 for each meeting at which he is present in person. The Chairman of each committee of the Board of Directors receives an annual fee of $2,000. Each member of a committee (other than an employee of the Company) receives an attendance fee of $500 for each meeting at which he is present in person. Directors are reimbursed for expenses incurred in performing their duties.


     Mr. Swanson was elected non-executive Chairman of the Board of Directors on November 23, 1994. In connection with such election, Mr. Swanson entered into a consulting agreement with the Company. Pursuant to this agreement, in 1995 Mr. Swanson received a one-time grant of an option covering 50,000 shares of the Common Stock of the Company and a one-time issuance of shares of Common Stock of the Company having a fair market value equal to $20,000 for consulting services performed in 1994. In addition, commencing with the first quarter of 1995 and continuing thereafter, Mr. Swanson received and will receive for each day that he worked during the previous quarter on the affairs of the Company, up to a maximum of 90 days per calendar year, shares of Common Stock of the Company having a fair market value on the last day of each calendar quarter equal to $1,000 and $1,000 in cash. He received $88,000 and 49,591 shares of Common Stock of the Company for services in 1995.


     In May through October 1990, Jay H. Shidler and Robert W. Holman, Jr. (the "Shidler/Holman Group") unsuccessfully solicited written consents of stockholders of the Company seeking to remove the directors then in office and to elect their designees. In order to avoid the diversion of management time and resources and the expense of a proxy contest, on March 13, 1991, the Company entered into a Standstill Agreement (the "Standstill Agreement") with Messrs. Shidler and Holman and Mr. Stephen B. Oresman, pursuant to which the Board of Directors agreed to nominate as directors a representative of the Shidler/Holman Group and a second person not financially affiliated with the Shidler/Holman Group. On March 13, 1991, the Board of Directors increased its size by two members and elected Messrs. Shidler and Oresman as directors. In 1993, Mr. Shidler resigned as director, and Mr. McDowell was elected to fill the vacancy. In February 1995, Mr. Shidler relinquished his right to designate one affiliated and one independent director. The Standstill Agreement expires on the day following the Company's 1996 Annual Meeting of Stockholders.

                         OWNERSHIP OF EQUITY SECURITIES


     The following table sets forth the beneficial ownership, reported to the
Company as of March 30, 1996, of Common Stock of the Company, including shares as to which the right to acquire ownership exists by the exercise of stock options, within the meaning of Rule 13d-3 under the Securities Exchange Act of
1934 (the "Exchange Act"), of each director and nominee, the chief executive officer, the other current and former executive officers of the Company who are
"Named Executive Officers" as defined below under "Compensation of Executive
Officers," and all directors and executive officers as a group. As of March 30,
1996, Management owned   % of the Common Stock of the Company and intends to
vote their shares in favor of Proposals 2 and 3.




                                                                     NUMBER OF
                                                                     SHARES OF        PERCENT
                                                                      COMMON             OF
        NAME                                                         STOCK(1)(3)      CLASS(2)
        ----                                                         ----------       -------
Russell Cox......................................................      20,866            *
Robert L. Flowers(4).............................................     106,000            *
John R. Grey.....................................................      32,886            *
Maurice Grossman.................................................     219,886            *
Leo Kahn.........................................................      17,886            *
Sydney L. Katz...................................................     426,805           1.5%
Richard E. Kent..................................................      95,000            *
David T. Krawczyk................................................     166,250            *
W. Wallace McDowell, Jr..........................................      21,886            *
Stephen B. Oresman...............................................      17,886            *
Arthur Ryan......................................................      59,600            *
Robert K. Swanson................................................     125,662            *
All directors and executive officers as a group (13
  persons)(5)....................................................   1,295,613           4.7%


- ---------------

Information with respect to stock ownership has been furnished by the persons named.

(1) The persons named have sole voting and investment power with respect to shares listed, except as described under "Standstill Agreement."

(2) Asterisks indicate beneficial ownership of less than 1% of the outstanding Common Stock.


(3) Stock beneficially owned includes shares which may be acquired upon the exercise of presently exercisable options and options exercisable within 60 days of March 30, 1996 as follows: Mr. Flowers -- 101,000 shares; Mr. Grossman -- 200,000 shares; Mr. Katz -- 349,583 shares; Mr. Kent -- 88,000 shares; Mr. Krawczyk -- 151,250 shares; Mr. Ryan -- 48,000 shares; Messrs. Cox, Grey, Kahn, McDowell, and Oresman -- 10,000 shares each; Mr. Swanson -- 30,000 shares; and the group -- 1,017,833 shares. Not included are shares which may be acquired upon the exercise of options which are not presently exercisable as follows: Mr. Katz -- 150,417 shares; Mr. Kent -- 10,000 shares; Mr Krawczyk -- 48,750 shares; Mr. Ryan -- 5,000 shares; Messrs. Cox, Grey, Kahn, McDowell, and Oresman -- 15,000 shares each; Mr. Swanson -- 45,000 shares and the group -- 344,167 shares.



(4) Mr. Flowers retired as Executive Vice President -- Real Estate of the Company on March 1, 1996.



(5) The percentage of outstanding Common Stock held by all directors and executive officers as a group has been calculated on the basis of 26,088,219 shares of Common Stock outstanding on February 1, 1996, plus 2,756,575 shares of Common Stock subject to options exercisable within 60 days of March 30, 1996 held by such group.


SECTION 16(A) REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and beneficial owners of more than 10% of its Common Stock to file initial reports of ownership and reports of changes in ownership of the Company's securities with the Securities and Exchange Commission and to furnish the Company with copies of the reports they file.


     Michael Shea was engaged as an Executive Vice President and Chief Financial Officer of the Company in September 1995 when he was awarded a grant of 10,000 shares of Common Stock of the Company pursuant to the Company's Restricted Stock Plan and a stock option for 80,000 shares of Common Stock of the Company pursuant to the Company's 1986 Stock Option Plan. Mr. Shea held 1,000 shares of Common Stock of the Company when he was employed. Mr. Shea reported such holdings on his Annual Statement on Form 5 which was filed one-day late on February 15, 1996.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

     The following tables sets forth information with respect to compensation for services to the Company in 1995 paid to or accrued on behalf of (i) the chief executive officer as of December 31, 1995 and (ii) each of the four most highly compensated executive officers of the Company, other than the chief executive officer, as of December 31, 1995 (collectively, the "Named Executive
Officers"):



                                                                           LONG TERM COMPENSATION
                                                                   --------------------------------------
                                            ANNUAL COMPENSATION    RESTRICTED
                                                                     STOCK
            NAME AND                        -------------------     AWARD(S)       OPTION      ALL OTHER
       PRINCIPAL POSITION           YEAR    SALARY        BONUS       ($)         AWARDS(#)   COMPENSATION(1)
       ------------------           ----    ------        -----    -----------    ---------   ------------
Sydney L. Katz...................   1995   $400,000   $  --0--     $102,400(2)      --0--        $ 520
President and CEO                   1994    304,125      --0--       50,000       235,000          520
                                    1993    274,400     75,000        --0--         --0--          520
David T. Krawczyk................   1995    243,875      --0--       40,960(2)      --0--        --0--
Executive Vice President            1994    215,250     63,100        --0--        35,000        --0--
President of Contractors'           1993    173,301     71,750        --0--        90,000        --0--
Warehouse Division
Robert L. Flowers................   1995    197,400    166,859(2)     12,800(2)      --0--         520
Executive Vice President --         1994    191,800      --0--        --0--         8,000          520
Real Estate                         1993    182,476      --0--        --0--         --0--          520
(Retired March 1, 1996)
Richard E. Kent..................   1995    167,700      --0--       12,800(2)      --0--          520
Vice President, Secretary           1994    164,450      --0--        --0--         8,000          520
and General Counsel                 1993    157,976      7,000        --0--         --0--          520
Arthur S. Ryan...................   1995    142,500      --0--       25,600(2)      --0--          520
Vice President and Treasurer        1994    133,812      --0--        --0--         8,000          520
                                    1993    126,333      7,500        --0--         --0--          520


- ---------------

(1) All Other Compensation includes the Company's contributions to accounts of the Named Executive Officers under the Company's 401(k) Savings Plan.



(2) The awards made in 1995 were made in lieu of cash salary increases for a two year period for the named individuals.



(3) Mr. Flowers retired as of March 1, 1996. In 1994 the Board of Directors approved an award for Mr. Flowers payable upon the closing of the sale of the Company's former headquarters site to Kmart Corporation and in 1995 he received a bonus of $166,859 in consideration for services in connection with such sale.


     The table below sets forth information with respect to the number and value of unexercised options held by the Named Executive Officers of the Company on December 31, 1995. No stock options or stock appreciation rights were exercised by such persons in 1995, and there are no outstanding stock appreciation rights.

                                              YEAR-END OPTION VALUES


                                                      NUMBER OF UNEXERCISED              VALUE OF UNEXERCISED
                                                             OPTIONS                     IN-THE-MONEY OPTIONS
                           SHARES                      AT DECEMBER 31, 1995              AT DECEMBER 31, 1995
                         ACQUIRED ON   VALUE      ------------------------------     ----------------------------
         NAME             EXERCISE    REALIZED    EXERCISABLE      UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
         ----             --------    --------    -----------      -------------     -----------    -------------
Sydney L Katz.........     --0--         --         302,500           197,500           --0--            --0--
David T. Krawczyk.....     --0--         --         110,000            90,000           --0--            --0--
Richard E. Kent.......     --0--         --          79,500            18,500           --0--            --0--
Robert L. Flowers.....     --0--         --          81,750            19,250           --0--            --0--
Arthur S. Ryan........     --0--         --          42,000            11,000           --0--            --0--

EMPLOYMENT AGREEMENTS


     The Company has an employment agreement dated December 1, 1994 with Mr. Katz, providing for his employment as President of the Company for a three-year rolling term. His annual base salary under the agreement is $400,000, effective December 1, 1994. In the event of termination of Mr. Katz's employment without cause, he would be entitled to a lump sum severance payment (the "Severance Payment") equal to 300% of his base salary in effect at the time of such termination. In addition, he would be entitled to a pro rata share of his target bonus for the year, whether or not earned. If such termination is following a "change of control," as defined in the agreement, the Severance Payment would be increased to include 300% of the highest cash bonus earned by him during any of the last three full calendar years. In the event that any portion of the Severance Payment would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code, Mr. Katz will receive a "gross-up payment" from the Company in an amount sufficient to make Mr. Katz whole for all taxes imposed with respect to the excess parachute payment (including the gross-up payment) and any associated interest and penalties. Following a change of control, Mr. Katz may terminate his employment and receive the Severance Payment. The employment agreement also provides that his benefit under the Company's ERISA Excess Plan and its Supplemental ERISA Excess Plan is to be computed on a final pay formula rather than a career average formula. Accordingly, his straight life pension benefit accrued as of December 31, 1995 was $74,715, and at age 65, assuming annual compensation to age 65 at his current base salary, would be $151,097 per year.


     The Company also has employment agreements with the two other executive officers of the Company. The agreements provide for employment for a two-year rolling term. Any increase in annual salary during the employment term increases the minimum annual salary under the agreements. The current minimum annual salaries under the agreements for Messrs. Krawczyk and Kent are $250,000 and $167,700, respectively. In addition, the agreements provide for severance pay upon involuntary termination without cause in an amount equal to one year's annual salary plus any bonus received within the preceding 12-month period. Upon an involuntary termination without cause or a constructive termination, as defined in each agreement, within one year following a change in control, the officer so terminated under the agreements is entitled to severance pay equal to 200% of the greater of (i) of the sum of his base annual salary plus any bonus received within the preceding 12 months and (ii) the average of the sum of annual base salary plus bonuses paid during the three twelve-month periods preceding the termination date.

RETIREMENT PLANS

     The Company has a non-contributory defined benefit pension plan (the "Pension Plan"), which covers substantially all of its employees and an ERISA Excess Plan (the "EEP"), to preserve certain benefits for employees whose retirement benefits under the Pension Plan are affected by limitations imposed by the Internal Revenue Code.

     The following table shows the estimated annual benefits payable upon retirement at age 65 under the Pension Plan as supplemented by the EEP for services performed and compensation earned through December 31, 1995 on a 100% straight-life annuity basis to persons in specified remuneration and years-of-service classifications. The straight-life annuity benefit is approximately 110% of the 10-year certain benefit. Such benefits reflect a reduction for annual earnings below $20,900 in 1996 to recognize in part the Company's cost of Social
Security benefits related to credited service under the Pension Plan.

                                           YEARS OF SERVICE
  ANNUAL        ------------------------------------------------------------------------
COMPENSATION    10 YRS.      15 YRS.      20 YRS.      25 YRS.      30 YRS.      35 YRS.
- ------------    -------      -------      -------      -------      -------      -------
$   50,000     $  6,238     $  9,008     $ 11,778     $ 14,549     $ 17,319     $ 20,089
$  100,000     $ 13,053     $ 18,857     $ 24,662     $ 30,466     $ 36,270     $ 42,075
$  150,000     $ 19,868     $ 28,706     $ 37,545     $ 46,383     $ 55,222     $ 64,060
$  200,000     $ 26,683     $ 38,555     $ 50,428     $ 62,300     $ 74,173     $ 86,046
$  250,000     $ 33,498     $ 48,404     $ 63,311     $ 78,218     $ 93,124     $108,031
$  300,000     $ 40,313     $ 58,253     $ 76,194     $ 94,135     $112,075     $130,016
$  350,000     $ 47,128     $ 68,102     $ 89,077     $110,052     $131,027     $152,002
$  400,000     $ 53,943     $ 77,951     $101,960     $125,969     $149,978     $173,987
$  500,000     $ 67,573     $ 97,650     $127,727     $157,804     $187,881     $217,958
$  600,000     $ 81,203     $117,348     $153,493     $189,638     $225,783     $261,928
$  700,000     $ 94,833     $137,046     $179,259     $221,473     $263,686     $305,899
$  800,000     $108,463     $156,744     $205,025     $253,307     $301,588     $349,870
$  900,000     $122,093     $176,442     $230,792     $285,141     $339,491     $393,840
$1,000,000     $135,723     $196,140     $256,558     $316,976     $377,393     $437,811


     Reference earnings ("Reference Earnings") covered by the Pension Plan and EEP include all direct compensation payments, including overtime, bonuses, vested stock awards, commissions and similar payments. Reference Earnings for any year are determined by reference to payments made during the year, whereas compensation set forth in the Summary Compensation Table on page [ ] hereof is determined by reference to payments, whether made during the year or thereafter, for services during the year. In 1995, Reference Earnings for the Named Executive Officers were substantially (within a 10% variance) the same as the annual compensation (salary and bonus) reported in the Summary Compensation Table.


     Benefits are based upon the average of the highest five of the last ten years for service prior to 1991 and upon annual reference earnings for each year thereafter. The Summary Compensation Table on page [ ] hereof does not include the value of retirement benefits earned in 1995.

     As of December 31, 1995 the years of credited service for the individuals named in the Cash Compensation Table above were: Sydney L. Katz, 12 years, David
T. Krawczyk, 20 years, Robert L. Flowers, 26 years, Richard E. Kent, 25 years and Arthur S. Ryan 8 years. For purposes of the portion of the Pension Plan formula determined on a final average pay basis for service prior to 1991, supplemented by the EEP, the covered compensation for service prior to 1991 of Messrs. Krawczyk, Flowers, Kent and Ryan are $89,054, $169,558, $184,823 and $105,791, respectively. Messrs. Flowers and Kent received lump sum benefits under the Pension Plan at age 65 in 1991 and 1994, respectively. Mr. Katz is entitled to a retirement benefit computed on a final average pay basis for his entire credited service.


     The EEP is an unfunded plan that provides benefits that would otherwise be provided by the Pension Plan formula but for the limitations in the Internal Revenue Code for qualified plans on credited compensation ($150,000 per year) and annual benefit (presently $120,000 per year). The SEEP was adopted pursuant to the Company's employment agreement with Mr. Katz, the President and Chief Executive Officer of the Company, applies only to him, is an unfunded plan and provides for a benefit otherwise provided by the Pension Plan formula and the EEP but based upon all of his years of service multiplied by his final average annual compensation (highest five of last ten years).

     Mr. Grossman does not participate in the EEP or SEEP and is presently receiving an annual retirement benefit of $124,147. Mr. Kent accrues benefits under the Pension Plan during employment reflecting the increase in his lump sum benefits, if any, attributable to such service.

            REPORT OF COMPENSATION COMMITTEE ON ANNUAL COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors of the Company. The Committee is responsible for determining executive compensation including salaries, bonus awards and stock options.

     The Company's executive compensation programs are designed to correlate with performance and stockholder value creation. In this connection, the Company has developed a compensation strategy and specific executive variable compensation plans that allocate a significant portion of an executive's total compensation upon achievement of specified goals as set forth in the financial plans for the operation of the Company. The objectives of the compensation strategy are to attract and retain the highest level of executive talent, to motivate the executives to achieve the goals defined by the Company's business strategies, to link executive and stockholder interests through equity based plans and to provide a compensation package that recognizes competitive practice and individual contributions as well as the financial results of operations.


     In 1993, the Committee engaged an independent compensation consulting firm to evaluate the effectiveness of the Company's compensation programs. Responsive to such report, the Committee has sought to provide for compensation for executive officers related to Company, divisional and individual performance, to align the economic interests of management with those of the Company's stockholders and to ensure that compensation and benefits enable the Company to attract and retain skilled and effective executives. After consideration of such factors, the Committee exercises its subjective judgment and discretion in approving compensation levels and providing benefits for the Company's executive officers. In comparing executive compensation in 1995 to eight other public companies primarily engaged in the retailing of building materials, with revenues in 1995 ranging from $178 million to $15 billion, base salaries for executives of the Company approximated the median of base salaries for comparable executive officers of such other companies. The eight building materials retail companies are not necessarily included in the market indices set forth on the Comparative Stock Performance Chart on page [ ] of this Proxy Statement. Market indices generally contain organizations which are considerably larger and which often operate in different sectors of the retail market than the Company. The Committee targets a competitive level of the executive market when comparing compensation but allows deviations from that target to reflect individual situations and the executive's contributions to initiatives by the Company to restore liquidity and profitability and to increase stockholder value. In any case, the Committee does not weight the various factors considered but exercises its subjective judgment and discretion in fixing base salaries.


     The Committee sets policies for and determines the compensation of all of the corporate officers, including the Named Executive Officers. The Committee and Mr. Katz jointly review the individual performance of each of the executives other than Mr. Katz.

     The key elements of the Company's executive compensation package are base salary, annual bonus and stock options. The Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Katz, are discussed below. In addition, the Committee considers the full compensation package offered by the Company to the executive group, including pension benefits, supplemental retirement benefits, severance plans, employment agreements, insurance and other benefits.

     The Company does not anticipate that compensation to any executive officer for 1996 will exceed $1 million for purposes of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation in excess of $1 million annually that is not performance based. However, the Committee will be evaluating its policy in regards to qualifying its annual and long-term incentive program in terms of the deductibility cap in future years.

BASE SALARIES


     Base salaries for all executive officers are determined by evaluating the responsibilities of the position and the experience of the individual, with reference to the marketplace for executive talent, including a comparison to base salaries for comparable positions with other corporations. Annual salary adjustments are determined by evaluating the performance of the Company and of each executive officer with consideration to any new responsibilities of such officer, including additional responsibilities assumed due to reductions in personnel. In the case of corporate officers with responsibility for operating divisions, the financial results of the division are considered in the context of economic and competitive factors. The Committee also grants appropriate consideration to such non-financial performance measures as the quality of work, business relationships and operational efficiency.



     During 1995, Michael Shea was employed as Executive Vice President and Chief Financial Officer and Charles Hofeller was employed as Vice President-Real Estate of the Company. The annual salary of $175,000 for Mr. Shea was determined by reference to his experience and the responsibilities of the office. The Company also entered into a Severance Agreement with Mr. Shea that provides that he will be entitled to severance of six months salary in the event of termination without cause within one year of employment and of one year's salary in the event of termination without cause thereafter. Mr. Hofeller's annual salary of $120,000 was determined after consideration of his experience and an evaluation of his ability to market properties on terms advantageous to the Company.


ANNUAL BONUS


     The Company's executive officers are eligible for an annual cash bonus awarded by reference to an operating income plan for the Company and, where appropriate, for a division of the Company. The plan is developed at the end of the preceding year and generally submitted to the Board of Directors for approval at its meeting in December of the preceding year or early in the plan year. Pursuant to his employment agreement, Mr. Katz's bonus will be determined based upon the attainment of objectives (including non-financial objectives, which for 1995 included the engagement of a chief financial officer and a replacement for Mr. Flowers upon his retirement, improvement in intra-company communication and reductions in overhead) to be established in writing by the Committee prior to the end of the first quarter of each calendar year. Each executive officer is assigned a target bonus expressed as a percentage of base salary. Target bonus levels for all executives, including the President, are periodically evaluated by the Committee to ensure that they represent competitive pay opportunities for comparable executives in the retail industry. In 1995, such target percentage rates ranged from 25% to 50% for executive officers of the Company, with Mr. Katz assigned a 50% opportunity. Bonuses for executive officers are awarded as a percentage of the target bonus, ranging from 0% to 150% of the target bonus upon achievement of scaled percentages of the applicable operating income plan.


     In 1995, the Company did not achieve its corporate operating income plan, and accordingly, no incentive bonuses were paid for services in 1995 under the Plan to any executive officer of the Company, including the President.


     No special bonus award was approved in 1995 except a bonus of 22,222 shares ($50,000 in market value) of Company common stock under the Company's Restricted Stock Plan for Mr. Katz in recognition of his additional responsibilities upon his election as President and Chief Executive Officer of the Company in late 1994. Special bonus awards are considered by the Company to be non-recurring and outside the criteria typically utilized in considering bonuses based upon operating results.

     For 1996, the incentive bonus plan for executive officers will be based upon performance for the last nine months of the year, as results for the first three months, when the Company closed its Grossman's Store Division in the Northeast, were distorted by a shortage of working capital. The 1996 percentage bonus will be based upon salary during the last nine months of the year. In addition, a profit participation pool will be apportioned from operating profits of the Company in excess of the financial plan for such last nine months for distribution ratably to management employees participating in the plan. As a result, the 1996 incentive plan affords participants an opportunity for a bonus of up to 200% of the participant's target bonus.



     In comparing bonus awards to the eight public companies primarily engaged in the retailing of building materials, referred to above, target bonuses for executive officers approximate the median bonus plans for such companies. The largest building materials retailer provides for bonus compensation for certain officers well in excess of base salary; however, the other building materials retailers in the group provide for bonus opportunities as a percent of base salary in the same range as that provided by the Company.


STOCK OPTIONS


     Under the Company's 1986 Nonqualified Stock Option Plan, as amended, stock options are granted from time to time to key employees, including executive officers, of the Company. Key employees also include merchandise managers, certain store managers and other managerial employees with significant profit or administrative responsibilities. The Committee sets guidelines for the size of stock option awards based upon competitive practice, base salary and other factors, including contributions to initiatives adopted by the Company to increase stockholder value, similar to the factors considered in setting base salary. The Committee also takes into consideration the number of options currently held by the key employee in determining the size of option grants.


     Stock options are designed to align the interests of executives with those of the stockholders, as part of the compensation objectives of the Company. Stock options are granted with an exercise price equal to the market price of the Company's common stock on the date of grant. The options generally vest over four years. Accordingly, the full benefit of the options is realized only when stock price appreciation occurs over an extended period.

     The Committee has endeavored to motivate executives by granting options that present executives an opportunity for significant gains commensurate with gains in stockholder values.

     In 1995, the Company also adopted the 1995 Restricted Stock Plan whereby awards of Common Stock will be issued to officers and key employees as an incentive to increase the profitability of the Company. In 1995, the Board of Directors approved awards under the Plan for an aggregate of 162,000 shares of Common Stock to 16 officers and key employees in lieu of annual salary increases for 1995 and 1996.

     No stock options were granted to Named Executive Officers in 1995.

CONCLUSION

     The programs described above correlate a significant portion of the Company's executive compensation to individual and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executives' compensation to corporate performance and improvement in stockholder values, recognizing that economic factors beyond management's control may result in imbalances for particular periods but that consistent improvement in corporate performance over the long term will inure to the mutual benefit of the Company's executives and its stockholders.

           The Compensation Committee


           John R. Grey, Chairman
           Russell Cox

           Leo Kahn

COMPARATIVE STOCK PERFORMANCE


     Set forth below is a line graph comparing the performance of the Company's Common Stock against the S&P Composite -- 500 Stock Index and the S&P Specialty Retail Composite Index for the five-year period commencing January 1, 1991 and ending December 31, 1995.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                         FISCAL YEAR ENDING DECEMBER 31



                                                                 S&P RETAIL
    MEASUREMENT PERIOD            GROSSMANS                      STORES-SPE-
   (FISCAL YEAR COVERED)             INC.          S&P 500       CIALTY INDEX
         DEC-90                      100             100             100
         DEC-91                      124             130             152
         DEC-92                      206             140             203
         DEC-93                      141             155             203
         DEC-94                      118             157             191
         DEC-95                       53             215             186


                                  PROPOSAL 2:

                        APPROVAL OF INDEPENDENT AUDITORS


     The Board of Directors has appointed Ernst & Young LLP as independent auditors for the Company to examine its consolidated financial statements for the 1996 fiscal year and requests that stockholders approve such appointment. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.


YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                                  PROPOSAL 3:


          RATIFICATION OF THE ISSUANCE OF COMMON STOCK OF THE COMPANY



     During the fourth quarter of 1995, the Company met with several potential strategic and financial buyers and lenders to seek sources of capital or financing to meet its upcoming debt maturities and provide sufficient liquidity to adequately stock the stores with merchandise for the 1996 spring selling season. No outside sources of capital for the continuation of the Grossman's stores were found and the Company's revolving credit agreement did not provide sufficient availability to enable the stores to secure sufficient inventory for the 1996 spring selling season. In addition, funds were not available for the scheduled $17.3 million of principal and interest payments due on the Company's 14% Debentures, which matured in January 1996. As a result, a course of action was undertaken to liquidate the Grossman's Division stores, offer the owned closed store properties for sale and provide the requisite liquidity to service debt and to support the current operations and future expansions of the Contractors' Warehouse and Mr. 2nd's Bargain Outlet divisions.



     The Company continued to seek additional financing in 1996 and, after lengthy negotiations, a restructuring and refinancing plan was announced on March 28, 1996, under which the remaining 60 Grossman's Division stores located in eight Northeastern states were closed and inventories were liquidated for approximately $34 million. Four related transactions were also committed to in the same time period: refinancing of the Company's 14% Debentures due January 1996; sale of the note receivable from Kmart Corporation; obtaining a $33 million mortgage loan secured by the Company's owned properties; and a commitment for a new long-term revolving credit agreement with increased borrowing availability. A $40.2 million restructuring charge was recorded in the 1996 first quarter financial statements related to store closing expenses including severance costs, lease payments, inventory liquidation costs and the net unrecoverable amount of property plant and equipment.



     The 14% Debentures (which were owned by the Illinois State Board of Investment and affiliates of CNA Insurance Companies) were redeemed for a combination of cash and notes. Cash payments totaled approximately $12 million. Notes payable of $3 million, due in three years, with interest payable semi-annually at 10%, were also issued. These notes are convertible at the holder's option into shares of the Company's Common Stock at $1.30 per share, the approximate market value of the shares at the time of issuance. An additional $2.7 million of non-convertible notes payable, with interest payable semi-annually at 15% per annum, were also issued. These notes are due in three years and may be repaid prior to maturity from proceeds of real estate sales, after full repayment of the mortgage notes described below. Interest on these notes may be paid in cash or additional notes at the Company's option.



     The Company's $15.8 million note receivable from Kmart Corporation, originally discounted for financial reporting purposes to $12.4 million, was sold for $13 million in cash on March 22, 1996.



     In March 1996 the Company closed the 60 stores in its Grossman's Division and in April 1996 transferred its owned real estate to GRS Realty Company Inc., a wholly-owned subsidiary ("GRS"). GRS entered into a series of agreements pursuant to which it received a loan of $33 million from a third party, secured by a mortgage on all of the properties owned by GRS. The Notes issued by GRS in conjucntion with such transaction include a non-interest bearing Note for the payment of certain fees, which has since been paid in full, and a non-interest bearing two-year $4 million Note convertible at maturity into Common Stock of the Company at $0.75 per share. The remaining mortgage Notes bear interest at 15% per annum, and, in the event of default, $2 million in principal is convertible into Common Stock of the Company at $1.50 per share. Proceeds from property sales have been and will be applied to the payment of these Notes.

     All of the convertible Notes include customary anti-dilution provisions and initially are convertible into an aggregate of 8,974,358 shares of Common Stock of the Company, or approximately 34% of the Company's presently outstanding shares.



     In accordance with the terms of the agreements entered into by GRS, the Company is seeking ratification by stockholders of the issuance of the shares of Common Stock upon conversion of the convertible Notes. Although the Company believes it is inapplicable to the transactions described above, the National Association of Securities Dealers has a rule which requires stockholder approval in the case of the issuance of securities convertible into Common Stock at a price less than the greater of book or market value which equals 20% or more of the outstanding Common Stock. Failure to comply with the foregoing rule may result in the delisting of the Company's Common Stock from the National Market.



     In reaching its determination to approve the restructuring described above, including the issuance of the shares of Common Stock upon conversion of the convertible Notes, the Board considered, among other things: the inability to secure alternative financing on more favorable terms; the likelihood that a court-supervised liquidation was the only other practicable alternative to the restructuring and refinancing, which would have resulted in nominal, if any value, being available to holders of Common Stock; advice from its financial advisor, Blackstone Group, L.P.; and the need to move quickly to improve liquidity to support the remaining operations of the Company. While no one factor was conclusive under the circumstances, the Board determined that, notwithstanding the substantial potential dilutive impact on the holders of Common Stock, the restructuring and refinancing described above, including the issuance of the shares of Common Stock upon conversion of the convertible Notes, was in the best interest of the Company and its stockholders.



     Whether or not Proposal 3 is approved by the Company's stockholders, stockholders will not have any right to demand an appraisal of the fair value of their shares pursuant to the Delaware General Corporation Law.



YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE ISSUANCE OF SHARES OF COMMON STOCK OF THE COMPANY.


                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the name and address of the only persons known to the Company to beneficially own more than 5% of the Common Stock as of February 1, 1996, the number of shares beneficially owned and the percentage so owned:


                                                                                       PERCENTAGE
                                                                      SHARES           OF
                                                                     BENEFICIALLY      OUTSTANDING
               NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNED           SHARES
- ------------------------------------------------------------------   ---------         ----
Richard L. Wendt..................................................   2,691,700         10.3%
3250 Lakeport Blvd.
Klamath Falls, OR 97601
Pioneer Funds.....................................................   2,255,500          8.7%
60 State Street
Boston, MA 02109
Dimensional Funds.................................................   1,448,700          5.6%
1299 Ocean Ave.
Santa Monica, CA 90401
Affiliates of CNA Insurance Companies.............................   2,307,692(1)       8.8%
333 S. Wabash - 41 South
Chicago, IL 60685


- ---------------


(1) 1,923,078 of these shares are shares which may be acquired upon conversion of certain convertible Notes issued in March 1996. See Proposal 3.

                  RESTRICTIONS ON ACCUMULATION OF COMMON STOCK

     In order to assist in protecting certain tax benefits, Article Ninth of the Company's Restated Certificate of Incorporation contains provisions restricting the acquisition of shares of Common Stock by any person (including any partnership, corporation or other entity), and provides that shares accumulated in excess of the prescribed number shall not have voting rights.

     In general, Article Ninth, as modified and extended by the Board of Directors, provides that no person may, voluntarily or involuntarily, acquire any shares of Common Stock on or prior to December 31, 1996 (or such later date as may be determined by the Board of Directors), if the number of shares actually and constructively owned by such person (except for shares issued in 1986 to creditors of Evans pursuant to Evan's reorganization plan under Chapter 11 of the Federal Bankruptcy Code) would be more than 5% of the outstanding Common Stock on any date (any such excess shares being herein called "Excess Shares"). For the purposes of this provision, shares are deemed to be constructively owned by a person if they are considered to be owned by such person under the constructive ownership rules of Section 318 of the Internal Revenue Code, except that subsections (a)(2)(C) and (a)(3)(C) of such Section 318 shall be applied by substituting "5 percent" for "50 percent." Under this provision, shares may be deemed to be constructively owned by a person if such person holds an option to acquire such shares, if such shares are owned by certain family members or by a partnership in which such person is a partner, by a trust or estate of which such person is a beneficiary or by a corporation in which such person owns 5% or more of the stock, and, in case such person is itself a partnership, trust, estate or corporation, shares may be deemed to be constructively owned by such person if they are owned (including shares constructively owned) by any partner, beneficiary or 5% or greater stockholder, as the case may be.

     In case any person attempts to acquire Excess Shares, voluntarily or involuntarily, such Excess Shares shall be deemed transferred to the Company or a third party designated by the Company, in either case as trustee (the "Trustee"), and the purported owner shall have no right to vote such Excess Shares or to receive dividends thereon or any other rights with respect thereto, except the right to receive from the net proceeds realized by the Trustee from the sale of such Excess Shares and certain other funds that may be available to the Trustee (or to retain from the proceeds of any disposition thereof by the purported owner, as agent for the Trustee), an amount not in excess of the amount paid by such purported owner for such Excess Shares, plus broker's commissions.

     Pursuant to such Article Ninth, any holder of shares of Common Stock is obligated to notify the Company immediately of any purported acquisition of Excess Shares and to furnish to the Company all information reasonably requested by it with respect to all shares of Common Stock actually or constructively owned by such holder.

     Under such Article Ninth, the Board of Directors of the Company is authorized to extend the period of effectiveness of the above-described restrictions beyond December 31, 1996, increase the 5% percentage referred to above, or modify the definition of constructive ownership of shares, if necessary or desirable to preserve the federal income tax net operating loss or investment tax credit carryforwards of the Company. Any such determination by the Board of Directors will be filed with the Secretary of the Company, and copies will be mailed to the stockholders of the Company.

     The foregoing restrictions on acquisition of shares of Common Stock may be waived by the Board of Directors of the Company and are not applicable to an acquisition of more than 50% of the outstanding shares of Common Stock for cash consideration pursuant to any tender offer for all of the outstanding shares of Common Stock, merger or other business combination in which all holders of such outstanding shares are given the opportunity to participate. The Board of Directors has waived such restrictions with respect to (a) shares of Common Stock acquired and held by the Shidler/Holman Group or Mr. Oresman in compliance with the Standstill Agreement described above (b) shares of Common Stock acquired by Mr. Richard Wendt and (c) shares of Common Stock acquired by affiliates of Continental Assurance Corporation.


                             STOCKHOLDER PROPOSALS


     It is anticipated that the 1997 Annual Meeting of Stockholders will be held on April 23, 1997. In accordance with regulations issued by the Securities and Exchange Commission, stockholder proposals intended for presentation at that meeting must be received by the Secretary of the Company no later than November 13, 1996, if such proposals are to be considered for inclusion in the Company's Proxy Statement.


                               PROXY SOLICITATION

     The expense of preparing, printing and mailing this Proxy Statement, and the proxy solicited hereby, will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will provide reimbursement for the cost of forwarding such materials in accordance with customary charges. The Company has retained Georgeson & Co., Inc. to aid in the solicitation of proxies, including soliciting proxies from brokerage firms, banks, nominees, custodians and fiduciaries. The fees of such firm are estimated at $8,000 plus out-of-pocket costs and expenses.


                              FINANCIAL STATEMENTS



     The Company's audited financial statements for the fiscal year ended December 31, 1995 and certain other related financial and business information of the Company are included in the Company's 1995 Annual Report furnished to the stockholders on April 17, 1996, and incorporated herein by reference. In addition, the Company's financial statements for the quarter ended March 31, 1996 and certain other related financial and business information of the Company are included in the Company's Quarterly Report on Form 10-Q furnished to the stockholders along with this Proxy Statement.


                                            By Order of the Board of Directors



                                            RICHARD E. KENT
                                            Secretary


July   , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     PROXY

                                GROSSMAN'S INC.
                 ANNUAL MEETING OF STOCKHOLDERS, JUNE 25, 1996
     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GROSSMAN'S INC.


        The undersigned hereby appoints Sydney L. Katz, Robert K. Swanson and Richard E. Kent, and each of them, proxies of the undersigned, with power of substitution to each, to vote all shares of Common Stock of Grossman's Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Tara Hotel, 37 Forbes Road, Braintree, Massachusetts, on September 12, 1996, at 10:30 A.M., and at any adjournment thereof, on all matters coming before the meeting, as indicated on the reverse side hereof.


     Election of Directors: Nominees:


     Russell Cox, John R. Grey, Maurice Grossman, Leo Kahn, Robert K. Swanson and Sydney L. Katz.


     PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


     /X/ Please mark votes as in this example.


     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. The Board of Directors favors a vote FOR election of the nominees listed on the reverse side hereof and FOR the other proposals. If no contrary instructions are indicated, this Proxy will be voted FOR proposals one, two and three and AGAINST Proposal four.

       The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

     1. ELECTION OF DIRECTORS (see reverse)    / / FOR   / / WITHHELD

       --------------------------------------------------------------------

     / / For all nominees except as noted above
     2. APPROVAL OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS   / / FOR   /
     / AGAINST   / / ABSTAIN

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

     3. RATIFICATION OF THE ISSUANCE OF NOTES OF THE COMPANY CONVERTIBLE INTO SHARES OF THE COMPANY'S COMMON STOCK.

                      / / FOR   / / AGAINST   / / ABSTAIN


     4. OTHER MATTERS. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.


                                            Signature:

                                            Date:

                                            Signature:

                                            Date:

                                            Please sign name(s) exactly as
                                            printed herein. Joint owners
                                            should each sign. When signing
                                            as attorney, executor,
                                            administrator, parent or
                                            guardian, give full title as
                                            such. if a corporation, sign on
                                            corporate name by President or
                                            other authorized officer. If a
                                            partnership, sign on
                                            partnership name by authorized
                                            person.

      PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE
                               ENCLOSED ENVELOPE.